                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                                         VARLEN CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                         VARLEN CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursu-ant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                               VARLEN CORPORATION
                              55 SHUMAN BOULEVARD
                                 P.O. BOX 3089
                        NAPERVILLE, ILLINOIS 60566-7089
                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 29, 1996

                                ----------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Varlen Corporation, a Delaware corporation (the "Company"), will be held at the Hyatt Lisle, 1400 Corporetum Drive, Lisle, Illinois 60532 on Wednesday, May 29, 1996, at 10:00 A.M. (local time), for the following purposes:

    1.To elect a Board of Directors.

    2.To transact such other and further business as may properly come before the meeting or any adjournment or adjournments thereof.

    Common stockholders of record at the close of business on April 1, 1996 are entitled to notice of and to vote at the meeting. A complete list of such stockholders is open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company at 55 Shuman Boulevard, Naperville, Illinois 60566-7089.

    A copy of the Company's Annual Report for the fiscal year ended January 31, 1996 is enclosed herewith.

                                          By Order of the Board of Directors,

                                                           VICKI L. CASMERE,
                                                                       SECRETARY

Dated: April 17, 1996

STOCKHOLDERS ARE URGED TO FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED. THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                               VARLEN CORPORATION
                              55 SHUMAN BOULEVARD
                                 P.O. BOX 3089
                        NAPERVILLE, ILLINOIS 60566-7089
                                ----------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 29, 1996

                                ----------------

                                                                  April 17, 1996

To the Stockholders:

    This Proxy Statement is furnished to you in connection with the solicitation by the Board of Directors of Varlen Corporation, a Delaware corporation (the "Company"), of Proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the Hyatt Lisle, 1400 Corporetum Drive, Lisle, Illinois 60532 on Wednesday, May 29, 1996, at 10:00 A.M. (local time) and at any subsequent time which may be necessary by the adjournment thereof.

    If you were a holder of record of Common Stock of the Company at the close of business on April 1, 1996, you are entitled to vote at the meeting and your presence is desired. If, however, you cannot be present in person, a form of Proxy is enclosed which the Board of Directors of the Company requests you to execute and return as soon as possible. You can, of course, revoke your Proxy at any time before it is voted, if you so desire, either in person at the meeting or by delivery of a duly executed written statement to that effect to the Secretary of the Company.

    The Company is paying all costs of the solicitation of Proxies, including the expenses of printing and mailing to its stockholders this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of Proxy. Officers or employees of the Company may solicit Proxies in person, or by mail, telegram or telephone, but such persons will receive no compensation for such work, other than their normal compensation as such officers or employees.

    At the close of business on April 1, 1996, 5,306,466 shares of Common Stock were outstanding and are entitled to vote at the Annual Meeting. Each outstanding share is entitled to one vote. This Proxy Statement and the enclosed Proxy are first being mailed to the stockholders of the Company on or about April 17, 1996.

                               PROXIES AND VOTING

    The persons named in the accompanying form of Proxy intend to vote Proxies for the election of the nominees for director described herein unless authority to vote for directors is withheld. In the event that any nominee at the time of election shall be unable or unwilling to serve or is otherwise unavailable for election (which contingency is not now contemplated or foreseen), and in consequence other nominees shall be nominated, the persons named in the form of Proxy shall have the discretion and authority to vote or to refrain from voting in accordance with their judgment on such other nominations.

    The presence in person or by proxy of a majority of the shares of Common Stock outstanding and entitled to vote at the meeting is required for a quorum. If a quorum is present, those nominees receiving a plurality of the votes cast will be elected. Accordingly, neither shares withheld in the election of directors nor abstentions will count as negative votes. The other matters being submitted to stockholders at the meeting require the affirmative vote of a majority of the shares voted (including abstention votes) for approval.

    Shares held by brokers and other stockholder nominees sometimes are voted on certain matters but not others. This can occur, for example, when the broker does not have the discretionary authority to vote shares of Common Stock and is instructed by the beneficial owner thereof to vote on a particular matter but is not instructed on one or more others. These are known as "non-voted" shares. With respect to the matters as to which shares are "non-voted," they will not be counted as a vote.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    Directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified or until resignation, removal, disqualification or death as provided in the By-laws of the Company. The nominees for director, together with certain information furnished to the Company by each nominee (see also "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Owners and Management" herein), are set forth below:

                                                                                      COMMON STOCK OF THE
                                                                                      COMPANY BENEFICIALLY
                                                                                          OWNED AS OF
                                                                                        APRIL 1, 1996(1)
                                                                                  ----------------------------
                            NAME, AGE AND                               DIRECTOR       NUMBER         PERCENT
                        POSITION WITH COMPANY                            SINCE        OF SHARES       OF CLASS
- ----------------------------------------------------------------------  --------  -----------------   --------
Ernest H. Lorch, 63 ..................................................    1984         3,772shares(2)   0.1%
  Chairman
Richard L. Wellek, 57 ................................................    1983       113,378shares(3)   2.1%
  President and Chief Executive Officer
Rudolph Grua, 67 .....................................................    1993           990shares(4)   *
L. William Miles, 62 .................................................    1993           990shares(4)   *
Greg A. Rosenbaum, 43 ................................................    1985         5,788shares(4)   0.1%
Joseph J. Ross, 50 ...................................................    1994         1,760shares(4)   *
Theodore A. Ruppert, 65 ..............................................    1971       476,928shares(5)   9.0%

- --------------------------

 * The number of shares of Common Stock beneficially owned is less than .1% of class.

(1) As of April 1, 1996, all directors, nominees and officers of the Company as a group (11 persons) owned beneficially 668,046 shares of the Company's Common Stock (12.3% of class), 195,597 of which were held directly (including shares which are deemed to be beneficially owned solely because of the existence of currently exercisable options to acquire such shares, debentures convertible into shares of the Company's Common Stock and shares held by a sole trustee) and 472,449 of which were held subject to shared voting and dispositive power.

(2) Of such shares, 1,760 are held directly and 2,012 are deemed to be beneficially owned because of the ownership of debentures convertible into shares of the Company's Common Stock.

(3) Of such shares, 44,518 are deemed to be beneficially owned by Mr. Wellek because he is the sole trustee of a trust of which he is the sole beneficiary and 68,860 shares are deemed to be beneficially owned solely because of the existence of currently exercisable options to acquire such shares.

(4) Held directly.

(5) Of such shares, 4,479 are held directly and 472,449 are deemed to be beneficially owned by Mr. Ruppert solely because he is one of three trustees of each of two trusts in which he and members of his family have an interest.

    Mr. Lorch is Of Counsel to Whitman Breed Abbott & Morgan, attorneys, a position he has held since January 1993. He retired as Chairman and Chief Executive Officer of The Dyson-Kissner-Moran Corporation ("DKM"), a private investment company, in December 1992, a position he held since January 1992. DKM owned approximately 30% of the Common Stock of the Company prior to the Company's purchase of all of the Company's shares owned by DKM in January 1993. Mr. Lorch was President of DKM from June 1984 to January 1992. Mr. Lorch is also a director of Tyler Corporation, a retail supplier of automotive parts that also provides products for fundraising programs.

    Mr. Wellek was elected President and Chief Executive Officer of the Company in December 1983. From 1968 through 1983 he held various executive and operational positions at the Company.

    Mr. Grua has been Vice Chairman of General Binding Corporation, a manufacturer of business machines and related supplies, since January 1995 and a director since May 1984. Prior to January 1995, Mr. Grua was President and Chief Executive Officer of General Binding Corporation, positions he had held since May 1984.

    Mr. Miles is Vice President for Administration at Fairfield University, Connecticut, a position he has held since July 1992. From February 1988 to June 1992 he was Senior Vice President of Call Interactive, a provider of interactive telephone services. Mr. Miles is also a director of Bouton Corporation, a manufacturer of safety glasses.

    Mr. Rosenbaum has been President of Palisades Associates, Inc., a merchant banking and consulting company, since August 1989. Mr. Rosenbaum is also a director of Richey Electronics, Inc., a distributor of electronic components, a position he has held since April 1993.

    Mr. Ross is Chairman, President and Chief Executive Officer of Federal Signal Corporation, a manufacturer of public safety, signaling and communications equipment. He has been Chairman of Federal Signal since February 1990 and has served as its President and Chief Executive Officer since December 1987.

    Mr. Ruppert is, and has been for more than the last five years, a general partner in the Village Development Partnership, a real estate, manufacturing and oil development holding company; Chairman, Chief Executive Officer and director of Glaize Development Corporation, a real estate developer; and a director of Pioneer Bank & Trust Company. (See "Security Ownership of Certain Beneficial Owners and Management" herein.)

    During the fiscal year ended January 31, 1996 ("1995"), the Board of Directors held seven meetings. The Board does not have a nominating committee; it does have an Audit Committee consisting of Messrs. Grua, Ross and Ruppert and a Compensation Committee consisting of Messrs. Lorch, Miles and Rosenbaum. The primary function of the Audit Committee, which during 1995 held three meetings, is to review the scope and results of each year's annual audit, as well as the Company's internal control procedures. The primary functions of the Compensation Committee, which during 1995 held two meetings, are to review and approve the compensation of the Company's executive officers and operating unit Presidents and to administer the Company's stock option and purchase plans. Each director attended more than 85% of the meetings of the Board of Directors and committees on which he served during 1995.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE

    COMPENSATION PHILOSOPHY

    The Executive Compensation program is administered by the Compensation Committee of the Board of Directors, which is composed entirely of outside directors, and is designed to attract, retain and motivate executive personnel whose sustained performance will increase stockholder value through successful achievement of short-term corporate goals and long-term company objectives. The compensation program is directly integrated with the achievement of the Company's strategic business plans. The following program components have been designed to meet these objectives:

    BASE SALARY

    The base salary program is designed to pay for individual performance within a structure that is internally equitable and externally competitive with comparable companies. Base salaries are a function of:

        (1) the relative value and potential impact of each position on the performance of the Company. Value is measured by responsibilities, complexity and scope of markets, sales volume, technological requirements, business strategy, etc. The evaluation process results in the assignment of a position grade;

        (2) salary ranges, assigned to each pay grade, which establish a competitive position with median salary compensation levels at comparable companies;

        (3) individual performance, within established base salary ranges.

    The program is designed to provide executives who continue to meet performance expectations with base compensation that is competitive with median market rates at comparable companies. Each year the company compares base salary, bonus, and salary ranges of its executives to those of similar positions in comparable companies as reported in a salary survey conducted by an independent consulting firm. Approximately 125 companies with sales of $50 - $500 million participate in this survey. Additional independent surveys are used to develop a merit increase budget. Within this budget, executives may or may not receive a base salary increase dependent upon performance in the prior year and their position in their respective salary ranges. The amount of increase will vary with individual performance against established performance objectives.

    ANNUAL INCENTIVE -- a target bonus is paid when both financial performance (E.G., consolidated return on invested capital/return on net assets employed) and individual performance objectives are met. Financial goals are directly related to the strategic business plan. Individual performance goals are value added, representing achievements of annually agreed upon objectives within the control of the executive beyond normal position expectations.

    If both objectives are not met, the bonus will be reduced. If performance is below the minimum threshold for both objectives, there will be no bonus. Similarly, if performance exceeds the objectives, a higher bonus will be paid, subject to a cap.

    LONG-TERM CONSISTENCY BONUS -- provides direct correlation of additional compensation opportunity with consistent achievement of annual incentive goals over a multi-year period. This bonus is contingent upon achievement of financial and individual performance objectives for more than one year of a three-year period. If minimum objectives are not met, no consistency bonus is paid.

    STOCK OPTIONS -- rewards executives for long-term strategic management and enhancement of stockholder value. Options also promote recruitment and retention of key executive personnel by providing meaningful incentives dependent upon successful corporate performance. Stock options are awarded based upon an overall evaluation of each executive. Outstanding options held are not considered in the award of new options.

    1993 DEFERRED INCENTIVE STOCK PURCHASE PLAN

    The Purchase Plan was adopted by the Board of Directors of the Company on March 29, 1993, and became effective when it was approved by stockholders on May 25, 1993. The Purchase Plan provides for the offer to selected officers and other key employees of rights to purchase Common Stock of the Company. Within thirty days after receipt of an offer, each offeree seeking to participate in the Purchase Plan must execute a deferred purchase right agreement evidencing the offeree's commitment to purchase a specified number of shares of Common Stock of the Company at a specified price at the expiration of five years. Payments are made quarterly. A purchase right shall also entitle the offeree to receive a cash bonus equivalent to the amount of dividends which would have been payable on the number of shares the offeree committed to purchase under the purchase right, when and as dividends are paid on the Common Stock.

    COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION

    As discussed previously, the Company's executive compensation program, including that of the CEO, is based on business performance, both short-term (base salary and annual incentive bonus) and long-term (long-term consistency bonus, stock purchase plan and stock options). The compensation of the CEO serves as a model for this pay-for-performance program. Sales and earnings for the fiscal year reached record levels for the third year in a row. Net earnings per share increased 27% to $2.67 per share on a fully diluted basis. This was up from $2.11 per share on a fully diluted basis for 1994 and $1.73 per share for 1993. Sales rose 13% to a record of $386,987,000 from $341,521,000 in 1994.

    Mr. Wellek's strategic direction played a key role in the achievement of this record performance. Of his annual incentive, 65% was objectively determined based upon Return on Invested Capital, which increased significantly in 1995 and reached a record level of 13.8%. The balance, 35%, was based upon non-financial goals. Non-financial achievements included the successful divestiture of a non-strategic subsidiary, developing additional cost reduction plans and productivity improvement programs for all operating units, and developing a strategic acquisition and joint venture program. Also, several actions were successfully taken to strengthen the balance sheet and improve the capitalization of the Company, supporting the strategic objective of growing core businesses through internal expansion and preparing the Company for future external growth. Compensation adjustments for Mr. Wellek were consistent with this outstanding performance.

OTHER MATTERS

    The Revenue Reconciliation Act of 1993 limits the annual deduction a publicly held corporation may take for certain types of compensation paid or accrued with respect to certain executives to $1 million per year per executive for taxable years beginning after December 31, 1993. The Company does not believe that compensation currently paid to its executives is affected by the limitation on tax deductibility. However, the Company intends to annually review its compensation plans in the context of the requirements for tax deductibility under the rules, and to determine whether, and to what extent, revisions of such plans are necessary or desirable.

                                          Respectfully submitted,
                                          Greg A. Rosenbaum (Chairman)
                                          Ernest H. Lorch
                                          L. William Miles

April 2, 1996

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's three executive officers who earned compensation during fiscal 1995, based on salary and bonus earned during 1995.

                                                                                 LONG-TERM COMPENSATION
                                                                             ------------------------------
                                                                               SECURITIES         LONG-
                                                      ANNUAL COMPENSATION      UNDERLYING          TERM
                                            FISCAL   ----------------------       STOCK         INCENTIVE      ALL OTHER
        NAME           PRINCIPAL POSITION    YEAR      SALARY      BONUS(1)    OPTIONS(2)        PAYOUTS         COMP.
- --------------------  --------------------  ------   -----------   --------  ---------------   ------------   -----------
Richard L. Wellek     President, CEO and     1995    $382,092      $288,751      8,250          $211,904(7)   $101,515(3)
                      Director               1994     364,596       275,625      8,800(10)       181,333(7)     85,542(3)
                                             1993     345,848       246,750      9,900(10)        83,336(7)     76,296(3)
Raymond A. Jean       Exec. VP and COO       1995     247,506       158,000      7,150           113,115(8)     55,913(4)
                                             1994     231,667       145,722      6,600(10)        94,043(8)     45,018(4)
                                             1993     209,499       111,314      7,425(10)        42,882(8)     37,921(4)
George W. Hoffman     Group Vice President   1995     178,615        78,480      3,850            26,510(9)     34,150(5)
                                             1994     171,422        37,500      4,400(10)        26,510(9)     22,186(5)
                                             1993     166,308        40,000      4,950(10)        15,464(9)     22,382(5)
Richard A. Nunemaker  VP Finance, CFO        1995     169,083        98,890      3,850            77,403(9)     35,109(6)
                                             1994     160,333        97,222      4,400(10)        66,788(9)     31,604(6)
                                             1993     150,000        87,248      4,950(10)        31,039(9)     24,143(6)

- --------------------------
(1) Reflects bonus earned during the fiscal year. All bonuses were paid during the following fiscal year, except for a portion of the 1993 bonus which was paid in 1993.

(2) Number of shares of Common Stock subject to options granted in 1995, 1994 and 1993, respectively.

(3) Consists of $14,310, $13,560 and $18,757 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan; $62,521, $48,266 and $36,264 to the Company's Shadow 401(k) Plan; $12,000, $12,000 and $13,000
    for services as a director of the Company and $12,684, $11,716 and $8,275 in other miscellaneous non-cash benefits in 1995, 1994 and 1993, respectively.

(4) Consists of $14,310, $13,560 and $18,757 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan; $30,653, $21,586 and $10,506 to the Company's Shadow 401(k) Plan and $10,950, $9,872 and $8,658
    in  other  miscellaneous   non-cash  benefits  in   1995,  1994  and   1993,
    respectively.

(5) Consists of $14,310, $13,560 and $12,861 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan; $6,306, $1,828 and $1,972 to the Company's Shadow 401(k) Plan and $13,534, $6,798 and $7,549 in other miscellaneous non-cash benefits in 1995, 1994 and 1993, respectively.

(6) Consists of $14,310, $13,560 and $17,474 in Company contributions to the Company's Profit Sharing and Retirement Savings Plan; $15,790, $12,711 and $2,132 to the Company's Shadow 401(k) Plan and $5,009, $5,333 and $4,537 in other miscellaneous non-cash benefits in 1995, 1994 and 1993, respectively.

(7) Includes $66,275, $66,275 and $38,661 in non-cash compensation earned under the Deferred Incentive Stock Purchase Plan in 1995, 1994 and 1993, respectively.

(8) Includes $39,765, $39,765 and $23,196 in non-cash compensation earned under the Deferred Incentive Stock Purchase Plan in 1995, 1994 and 1993, respectively.

(9) Includes $26,510, $26,510 and $15,464 in non-cash compensation earned under the Deferred Incentive Stock Purchase Plan in 1995, 1994 and 1993, respectively.

(10) Restated for a 10 percent stock dividend in 1995.

SUMMARY OF LONG-TERM INCENTIVE PLANS

    The following table presents information concerning compensation earned under long-term incentive plans during the most recent fiscal year for the Company's Chief Executive Officer and each of the Company's three executive officers who earned compensation under long-term incentive plans during fiscal 1995.

                                                                   NUMBER OF                       ESTIMATED FUTURE PAYOUTS UNDER
                                                                    SHARES,       PERFORMANCE OR     NON-STOCK PRICE-BASED PLANS
                                                                    UNITS OR       OTHER PERIOD    -------------------------------
                                                                     OTHER       UNTIL MATURATION           DOLLAR VALUE
                              NAME                                 RIGHTS(1)       OR PAYOUT(2)          OF ESTIMATED PAYOUT
- ----------------------------------------------------------------  ------------   ----------------  -------------------------------
Richard L. Wellek
  Deferred Incentive Stock Plan(3)(4).......................1995     41,250       April 30, 1998
  Long-Term Consistency Bonus(7)............................1995                                              $145,629
Raymond A. Jean
  Deferred Incentive Stock Plan(3)(5).......................1995     24,750       April 30, 1998
  Long-Term Consistency Bonus(7)............................1995                                                73,350
George W. Hoffman
  Deferred Incentive Stock Plan(3)(6).......................1995     16,500       April 30, 1998
  Long-Term Consistency Bonus(7)............................1995                                                     0
Richard A. Nunemaker
  Deferred Incentive Stock Plan(3)(6).......................1995     16,500       April 30, 1998
  Long-Term Consistency Bonus(7)............................1995                                                50,893

- ------------------------

(1) These are Deferred Incentive Stock Purchase Plan rights which were granted in 1993. These amounts were restated for a 10 percent stock dividend in 1995.

(2) The final payment to acquire the Common Stock under the Deferred Incentive Stock Purchase Plan is due April 30, 1998. Payments to acquire the shares are made ratably over a five year period from the date of grant.

(3) This compensation represents the amortization of the difference between the purchase price and fair market value of stock at the date of grant which is amortized over five years. See discussion of the 1993 Deferred Incentive Stock Purchase Plan in the Executive Compensation section of this Proxy Statement.

(4) Compensation earned under the Deferred Incentive Stock Purchase Plan was $66,275 in 1995 and is included in Long-Term Compensation in the Summary Compensation Table above.

(5) Compensation earned under the Deferred Incentive Stock Purchase Plan was $39,765 in 1995 and is included in Long-Term Compensation in the Summary Compensation Table above.

(6) Compensation earned under the Deferred Incentive Stock Purchase Plan was $26,510 in 1995 and is included in Long-Term Compensation in the Summary Compensation Table above.

(7) Represents compensation under the Long-Term Consistency Bonus which was earned in 1995 and paid in 1996 and is included in Long-Term Compensation in the Summary Compensation Table above. See additional discussion in the Executive Compensation section of this Proxy Statement.

DIRECTOR COMPENSATION

    During 1995, directors were paid $12,000 per year for their services with the Chairman of the Board receiving an additional $5,000 per year and each committee chairman receiving an additional $2,500 per year for serving in such capacity. In addition, directors who are not employees of the Company ("Outside Directors") receive $750 per board of directors meeting attended ($250 per board of directors meeting by telephone) and $750 per committee meeting attended ($500 if the committee meeting is in conjunction with a board of directors meeting). Outside Directors also receive an annual award of 330 shares of the Company's Common Stock.

STOCK PERFORMANCE CHART

    The following chart compares the change in the value of $100 invested in the Company's Common Stock with $100 invested in the S&P 500 Index and the S&P Manufacturing and Diversified Industry Group Index during the five fiscal years ended January 31, 1996. The comparison assumes $100 was invested on January 31, 1991 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL VALUE
(VARLEN CORPORATION, S&P 500, S&P MANUFACTURING AND DIVERSIFIED INDUSTRY GROUP)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           VARLEN CORPORATION    S&P MANUFACTURING AND DIVERSIFIED INDUSTRY GROUP INDEX    S&P 500 INDEX
01/31/91               $100.00                                                   $100.00           $100.00
01/31/92               $141.63                                                   $119.16           $122.39
01/31/93               $257.69                                                   $127.93           $135.00
01/31/94               $351.26                                                   $157.82           $151.98
01/31/95               $323.70                                                   $157.39           $152.67
01/31/96               $361.79                                                   $230.03           $211.02

OPTION GRANTS DURING 1995

    The following table provides information related to options granted to the named executive officers during 1995:

                                                                                                         POTENTIAL REALIZABLE VALUE
                                                           INDIVIDUAL GRANTS                             AT ASSUMED ANNUAL RATES OF
                                -----------------------------------------------------------------------   STOCK PRICE APPRECIATION
                                    NUMBER OF          % OF TOTAL                  MARKET                            FOR
                                    SECURITIES       OPTIONS GRANTED               PRICE                       OPTION TERM(1)
                                UNDERLYING OPTIONS    TO EMPLOYEES     EXERCISE   ON DATE    EXPIRATION  ---------------------------
             NAME                   GRANTED(2)           IN 1995       PRICE(3)   OF GRANT      DATE       0%        5%       10%
- ------------------------------  ------------------   ---------------   --------   --------   ----------  -------  --------  --------
Richard L. Wellek.............        8,250                 14.4%       $   17.62  $   20.69  04/03/05   $25,307  $132,642  $297,314
Raymond A. Jean...............        7,150                 12.5            17.62      20.69  04/03/05    21,933   114,956   257,672
George W. Hoffman ............        3,850                  6.7            17.62      20.69  04/03/05    11,810    61,899   138,746
Richard A. Nunemaker..........        3,850                  6.7            17.62      20.69  04/03/05    11,810    61,899   138,746

- ------------------------
(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions providing for termination of the option following termination of employment, nontransferability or vesting periods.

(2) Options become exercisable 20% after each of the first four years since their issuance with all options exercisable after 4 1/2 years.

(3) The option exercise price may be paid in cash or by delivery of shares of Common Stock owned either by the optionee prior to the exercise of the option or, for certain options with the consent of the Compensation Committee, by the optionee as a result of the exercise of the option.

OPTION EXERCISES DURING 1995 AND FISCAL YEAR END OPTION VALUES

    The following table provides information related to options exercised by the named executive officers during 1995 and the number and value of options held at fiscal year end. The Company does not have any stock appreciation rights.

                                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                              SHARES                    OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END(1)
                                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                   NAME                      EXERCISE     REALIZED(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ------------------------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Richard L. Wellek.........................         0       $      0       59,345         29,480        $810,021       $257,859
Raymond A. Jean...........................         0              0       23,925         21,835         318,486        182,277
George W. Hoffman.........................     7,200        114,526       12,545         14,630         161,953        128,841
Richard A. Nunemaker......................     6,300         93,360        5,800         15,290          66,037        141,853

- ------------------------

(1) The closing price for the Company's Common Stock as reported by the NASDAQ National Market on January 31, 1996 was $24.25. Value is calculated on the basis of the difference between the option exercise prices and $24.25 multiplied by the number of shares of Common Stock underlying the option.

(2) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of related shares.

SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

    The Company has severance agreements with Messrs. Wellek, Hoffman, Jean and Nunemaker, which provide for payments to such executive officers in the event their employment by the Company is terminated without cause (as defined) after a "Change in Control" of the Company. Subject to the terms and conditions of these agreements, such payments are to be made at the rate of the terminated executive officer's base salary (including the average of annual cash bonuses for the prior three years), on a monthly basis and for a period of three years in the case of Mr. Wellek, or two years in the case of Messrs. Hoffman, Jean and Nunemaker, commencing on the date of termination. For purposes of this agreement, "Change in Control" means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto, whether or not the Company is then subject to such reporting requirement; provided, however, without limiting the generality of the foregoing, a Change in Control shall be deemed to have occurred if: (i) any Person or Group (as those terms are defined in Section 13(d) and 14(d) of the Exchange Act) is or becomes the record or "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of 20% or more of the securities of the Company entitled to vote generally in the election of directors of the Company; or (ii) a reorganization, merger, consolidation, complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company or other similar transaction (in each case, other than pursuant to any bankruptcy, insolvency or similar law) occurs; or (iii) a change occurs in the composition of a majority of the board of directors of the Company as constituted on January 1, 1993, excluding any change where nomination of a successor director was approved by at least a majority of those members who are members of the board on January 1, 1993, or their successors if so approved for nomination by a majority of the board. In addition, if Mr. Wellek receives "Change in Control" payments in excess of certain limitations set forth in the Internal Revenue Code of 1986, as amended (the "Code"), and is therefore subject to a 20% excise tax on such payments, the Company will reimburse Mr. Wellek for such excise tax plus the income and excise taxes thereon.

PENSION PLANS

    Effective January 1, 1986, the Company instituted the Varlen Profit Sharing & Retirement Savings Plan (the "401(k) Plan"), a defined contribution plan, in which Mr. Wellek, Mr. Jean, Mr. Hoffman and Mr. Nunemaker are participants. The Company also maintains the Supplemental Executive Retirement Plan of Varlen Corporation and its Participating Subsidiaries (the "SERP Plan") and the Varlen Corporation Excess Benefits Plan (the "Shadow 401(k) Plan") in which Mr. Wellek, Mr. Jean, Mr. Hoffman and Mr. Nunemaker participate.

    The following table sets forth, where applicable, the current covered compensation under each plan and the total number of years of credited service for benefit plan purposes for Mr. Wellek, Mr. Jean, Mr. Hoffman and Mr. Nunemaker. Covered compensation under the plans consists of total cash compensation, except that the 401(k) Plan is limited by law to $150,000 in calendar 1995 and 1996. Under the SERP Plan, bonuses are attributed to the year they are earned instead of the year they are paid. Amounts paid in lieu of dividends under the Deferred Incentive Stock Purchase Plan are excluded from compensation under the SERP and Shadow 401(k) plans.

                                                                                      COVERED COMPENSATION
                                                                                  ----------------------------  CREDITED
                                                                                              SERP     SHADOW    SERVICE
                                      NAME                                         401(K)     PLAN     401(K)    TO DATE
- --------------------------------------------------------------------------------  --------  --------  --------  ---------
Richard L. Wellek...............................................................  $150,000  $841,156  $841,156   28 years
Raymond A. Jean.................................................................   150,000  489,806    489,806    8 years
George W. Hoffman...............................................................   150,000  264,521    264,521   16 years
Richard A. Nunemaker............................................................   150,000  323,875    323,875   10 years

    The 401(k) Plan is maintained for the benefit of all eligible salaried and certain hourly employees of the Company and its participating subsidiaries, including the officers mentioned above. The eligibility requirement of the 401(k) Plan is six months of continuous service. The Employee Retirement Income Security Act of 1974 places certain limitations on amounts contributed under the 401(k) plan.

    The 401(k)  Plan  provides for  both  employee and  employer  contributions.
Employees  may  contribute  up to  14%  of  total cash  compensation  during the calendar year, subject to certain limitations under Federal income tax law ($9,240 in calendar 1994 and 1995 and $9,500 in calendar 1996). Amounts contributed by an employee are not subject to income tax until the funds are withdrawn from the plan. Employer contributions are divided into two parts. First, the Company pays 25% of the amount contributed by the employee, up to 6% of total compensation. Second, there is a profit sharing contribution made to the account of each participant regardless of whether any employee contributions are made. The profit sharing contribution cannot be less than 2% of compensation per year and may be higher, based on the financial performance of the Company and established guidelines.

    Participants are immediately 100% vested with respect to their own contributions and any matching contributions. Profit sharing contributions are subject to a vesting schedule under which the participant becomes 40% vested after two years of service. An additional 20% vests after each additional year of service thereafter until the participant becomes 100% vested after 5 years of service. The vested portion of the participant's account balance becomes payable in a lump sum or in installments upon the earliest to occur of retirement, disability, death or termination of employment.

    Effective January 1, 1988, the Shadow 401(k) Plan was instituted to provide additional benefits to certain executives, as determined by the Board of Directors. In this funded plan, benefits are earned based on the application of any or all three IRS limitations with respect to the 401(k) Plan. Participants' Shadow 401(k) Plan accounts are credited with matching contributions or discretionary profit sharing contributions which are disallowed from the 401(k) Plan because of the limit on individual contributions ($9,240 in calendar 1995), the limit on covered compensation ($150,000 in calendar 1995), or the limit on total contributions of $30,000 or 25% of compensation from all sources. Account balances are adjusted for investment earnings or losses quarterly and all benefits earned are subject to the same vesting and payment schedule as is applied to the 401(k) Plan.

    The SERP Plan is an unfunded plan designed to provide supplemental retirement benefits to certain executives selected by the Board of Directors. At age 62 with 15 years of service, the executive is entitled upon retirement to full supplemental retirement benefits which, when added to the executives total annual retirement benefit, equals 50% of the average of the five highest years of the final ten years of covered compensation. Any such executive may retire at age 55 or any age thereafter prior to age 62 with at least 15 years of service with reduced benefits. Executives with less than 15 years of service can also retire at age 62 or thereafter with reduced benefits. To compute the reduced benefits, the 50% factor is reduced by 3.3% for each year of service less than the required 15 years at age 62, and for each year of retirement prior to age 62.

    The following table sets forth the annual retirement benefit payable under the SERP Plan to participants retiring at age 62 in 1995. These benefits will be reduced by any profit sharing benefits from the 401(k) Plan or the Shadow 401(k) Plan, company funded retirement benefits from prior pension plans and 50% of primary Social Security benefits. Benefits are unreduced for retirement starting at age 62, with 15 years of credited service.

                                                                                              ANNUAL BENEFITS FOR GIVEN YEARS OF
                                                                                                           SERVICE
                                                                                            --------------------------------------
                                   COVERED COMPENSATION                                        15        20        25        30
                                     ----------------                                       --------  --------  --------  --------
  $150,000................................................................................  $ 75,000  $ 75,000  $ 75,000  $ 75,000
   200,000................................................................................   100,000   100,000   100,000   100,000
   250,000................................................................................   125,000   125,000   125,000   125,000
   300,000................................................................................   150,000   150,000   150,000   150,000
   350,000................................................................................   175,000   175,000   175,000   175,000
   400,000................................................................................   200,000   200,000   200,000   200,000
   450,000................................................................................   225,000   225,000   225,000   225,000
   500,000................................................................................   250,000   250,000   250,000   250,000
   550,000................................................................................   275,000   275,000   275,000   275,000
   600,000................................................................................   300,000   300,000   300,000   300,000
   650,000................................................................................   325,000   325,000   325,000   325,000
   700,000................................................................................   350,000   350,000   350,000   350,000
   750,000................................................................................   375,000   375,000   375,000   375,000
   800,000................................................................................   400,000   400,000   400,000   400,000
   850,000................................................................................   425,000   425,000   425,000   425,000

    The SERP Plan also contains optional methods of benefit payment, payments to the surviving beneficiary of an employee and other qualifications to the foregoing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Lorch, Miles and Rosenbaum, all independent directors, comprise the Company's Compensation Committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the ownership of shares of the Company's Common Stock by (i) persons who were the beneficial owners, as of April 1, 1996, of more than 5% of the outstanding shares of the Company's Common Stock and (ii) the Company's four most highly compensated executive officers.

                                                                                                            NUMBER
                                                                                                           OF SHARES
                                         NAME AND ADDRESS OF 5%                                           BENEFICIALLY  PERCENT
                                            BENEFICIAL OWNER                                                 OWNED      OF CLASS
- --------------------------------------------------------------------------------------------------------  -----------   --------
The Guardian Life Insurance Company of America .........................................................    478,429(1)      8.8%
201 Park Avenue South
New York, New York 10003
Berenice T. Ruppert, Richard W. Ruppert and Theodore A. Ruppert, as trustees ...........................    472,449(2)      8.9%
One Barclay Woods Drive
St. Louis, Missouri 63124


                                                                                                            NUMBER
                                                                                                           OF SHARES
                                                                                                          BENEFICIALLY  PERCENT
                                       NAME OF EXECUTIVE OFFICER                                             OWNED      OF CLASS
- --------------------------------------------------------------------------------------------------------  -----------   --------
Richard L. Wellek.......................................................................................    113,378(3)      2.1%
Raymond A. Jean.........................................................................................     31,435(4)      0.6%
George W. Hoffman.......................................................................................     20,390(5)      0.4%
Richard A. Nunemaker....................................................................................     12,614(6)      0.2%

- --------------------------

(1) Of such shares, 332,069 are held directly and 146,360 are deemed to be beneficially owned solely because of its ownership of debentures convertible into shares of the Company's Common Stock.

(2) Such shares are held by two trusts, each of which has three trustees. The trusts are for the benefit of Berenice T. Ruppert and members of her family. Excludes 4,479 shares held directly by Theodore A. Ruppert.

(3) Of such shares, 44,518 are deemed to be beneficially owned by Mr. Wellek because he is the sole trustee of a trust of which he is the sole beneficiary and 68,860 shares are deemed to be beneficially owned solely because of his ownership of currently exercisable options to acquire such shares.

(4) Of such shares, 800 are held directly and 30,635 are deemed to be beneficially owned solely because of his ownership of currently exercisable options to acquire such shares.

(5) Of such shares, 3,060 are held directly and 17,330 are deemed to be beneficially owned solely because of his ownership of currently exercisable options to acquire such shares.

(6) Of such shares, 874 are held directly and 11,740 are deemed to be beneficially owned solely because of his ownership of currently exercisable options to acquire such shares.

                              INDEPENDENT AUDITORS

    The Board of Directors of the Company intends to appoint, subject to final proposal acceptance, the firm of Deloitte & Touche LLP as its independent auditors for the fiscal year ending January 31, 1997. Deloitte & Touche LLP served in such capacity for the Company's preceding fiscal year. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Stockholders and will be given an opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

    The Board of Directors of the Company knows of no other matters which are to be brought before the meeting. If any other matters should be presented for proper action, it is the intention of the persons named in the Proxy to vote in accordance with their discretion pursuant to the terms of the Proxy.

                           PROPOSALS OF STOCKHOLDERS

    Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received at the Company's executive offices on or before December 18, 1996 for inclusion in the Company's Proxy Statement with respect to such meeting.

                                                   VARLEN CORPORATION

                                                        BY  RICHARD L. WELLEK
                                                             PRESIDENT AND
                                                             CHIEF
                                                           EXECUTIVE OFFICER

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 1996, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER OF THE COMPANY OF RECORD AS OF APRIL 1, 1996 BY WRITING TO: VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER, VARLEN CORPORATION, 55 SHUMAN BOULEVARD, P.O. BOX 3089, NAPERVILLE, ILLINOIS 60566-7089.

                               VARLEN CORPORATION
      BOARD OF DIRECTORS PROXY--ANNUAL MEETING OF STOCKHOLDERS--MAY 29, 1996

     THE UNDERSIGNED hereby appoints RICHARD L. WELLEK, THEODORE A. RUPPERT and RICHARD A. NUNEMAKER, with full power of substitution and revocation, as proxies to vote all the stock outstanding in the name of the undersigned entitled to vote at the Annual Meeting of Stockholders of Varlen Corporation to be held at the Hyatt Lisle, 1400 Corporetum Drive, Lisle, Illinois 60532, on Wednesday, May 29, 1996, at 10:00 A.M. (local time) and at any adjournment or adjournments thereof, with the same powers as the undersigned would possess if personally present, as specified herein:

             (Continued and to be DATED AND SIGNED on REVERSE SIDE)

                               VARLEN CORPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/



1.  Election of Directors for a One Year Term:
    Nominees: Ernest H. Lorch, Richard L. Wellek, Greg A. Rosenbaum, Theodore A.
              Ruppert, Rudolph  Grua, L. William Miles and Joseph J. Ross.

                                           For all
                              Withheld     nominees
    DIRECTORS     For all     from all     except as
    RECOMMEND     nominees    nominees    noted below

    FOR ALL
    NOMINEES       /   /       /   /        /   /

* Withhold my vote for the following nominees: ______________________________

Comments:

A majority of such proxies as shall be present at the meeting (or if only one shall be present then that one) may exercise all the power of the proxies hereunder. The undersigned hereby revokes all proxies heretofore given with respect to the voting of such stock at such Annual Meeting. The undersigned hereby acknowledges receipt of the Company's Proxy Statement dated April 17, 1996, and of its Annual Report for the fiscal year ended January 31, 1996.

2. In their discretion, upon any other matter which may properly come before the Annual Meeting or any adjournment or adjournments thereof.


   THE PROXIES WILL VOTE AS INSTRUCTED HEREIN. IF NO CHOICE IS SPECIFIED, PROXIES WILL VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR.


_______________________________________________________________________________


_______________________________________________________________________________
                                    Signature(s)

                                               Dated_____________________, 1996

Signature of Stockholder should correspond exactly with name as stenciled hereon. When signing as an agent, attorney, executor, administrator, trustee, guardian or corporate official, please give your full title as such. Each joint owner or trustee should sign the proxy.

Please date, sign and return this Proxy in the enclosed envelope.